Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,950,000	$107.00	$208,650,000	$0.00015310 per dollar	$31,944.32
Total Offering Amounts					$208,650,000		$31,944.32
Total Fee Offsets							—
Net Fee Due							$31,944.32

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of Post Holdings, Inc., a Missouri corporation (the “Company,” “we” or “our”), as may be issued as a result of a stock split, stock dividend, recapitalization or similar transaction.

(2)
This amount is estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on January 24, 2025.